Filed pursuant to Rule 433
November 3, 2006

Relating to
Pricing Supplement No. 123 dated November 3, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency-Linked Capital Protected Notes due May 15, 2009
Based on the Performance of a Basket of Five Currencies Relative to the U.S. Dollar
Australian dollar + Canadian dollar + European Union euro + British pound + Japanese yen

Pricing Sheet – November 3, 2006

Offering Price:	$1,000 per note

Aggregate Principal Amount:	$8,885,000

Pricing Date:	November 3, 2006

Original Issue Date (Settlement):	November 15, 2006

Maturity:	May 15, 2009

Coupon:	None

Maturity redemption amount:	$1,000 plus the supplemental redemption amount (if any).

Supplemental redemption amount:	$1,000 times (x) the basket performance times (y) the participation rate.

Basket, Weighting and Initial
Exchange Rate:	Currency	Weighting	Initial Exchange Rate
	Australian dollar	20%	0.76935
	Canadian dollar	20%	1.12930
	European Union euro	20%	1.27035
	British pound	20%	1.90065
	Japanese yen	20%	118.065

Participation Rate:	147%

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61748AAK2

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per note: 100%

	Total: $1,000

Agent’s Commissions:	Per note: 2.00% ($20 per note)

	Total: $177,700

Proceeds to Company:	Per note: 98.00% ($980 per note)

	Total: $8,707,300

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Preliminary Pricing Supplement No. 123, dated October 23, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006